                                    EXHIBIT 13.2

                         PROXY STATEMENT, DATED MAY 2, 1996
                   FOR THE 1996 ANNUAL MEETING OF THE SHAREHOLDERS

                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                              INCOMNET, INC
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/ /  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/X/  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                               INCOMNET, INC.

                        21031 Ventura Boulevard, Suite 1100
                          Woodland Hills, California 91364


                       NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                                   June 14, 1996


TO OUR SHAREHOLDERS:

You are cordially invited to attend the 1996 Annual Meeting of Shareholders of Incomnet, Inc., to be held on Friday, June 14, 1996 at 10:00 A.M., Pacific Time, at the Marriott Hotel, 28159 Oxnard St. Woodland Hills, CA, to consider and act upon the following proposals, as described in the accompanying Proxy Statement:

     1. To elect four (4) directors to serve until the next Annual Meeting of Shareholders and thereafter until their successors are elected and qualified.

     2. To ratify the Incomnet 1996 Stock Option Plan for the directors, officers, employees and key consultants of Incomnet, Inc. as a replacement for the Incomnet 1994 Stock Option Plan, which will be terminated.

     3. To ratify the selection of Stonefield Josephson LLP to serve as the Company's independent auditors for the year ending December 31, 1996.

     4. To transact such other business as may properly come before the meeting or any adjournments thereof.

The Board of Directors has fixed the close of business on May 10, 1996, as the record date for Shareholders entitled to notice of and to vote at this meeting and any adjournments thereof.

                              By Order of the Board of Directors



                              /s/ Stephen A. Caswell

                              Stephen A. Caswell, Secretary


May 2, 1996
Woodland Hills, California


ALL SHAREHOLDERS ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING IN PERSON. WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU ARE URGED TO COMPLETE, SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. YOUR PROXY WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND DESIRE TO VOTE YOUR SHARES PERSONALLY AT THAT TIME.

                                    INCOMNET, INC.

                         21031 Ventura Boulevard, Suite 1100
                           Woodland Hills, California 91364


                                   PROXY STATEMENT

SOLICITATION, VOTING AND REVOCABILITY OF PROXIES

The enclosed proxy is solicited by the Board of Directors of Incomnet, Inc. (the "Company"), 21031 Ventura Boulevard, Suite 1100, Woodland Hills, California 91364, for use at the 1996 Annual Meeting of Shareholders to be held on Friday, June 14, 1996 (the "Annual Meeting"). The Company intends to send this Proxy Statement and the accompanying Notice of Annual Meeting of Shareholders and form of proxy to the holders (the "Shareholders") of its Common Stock, no par value (the "Common Stock"), on or about May 10, 1996. The cost of soliciting proxies will be borne by the Company. It is expected that proxies will be solicited exclusively by mail; however, if it should appear desirable to do so, officers and employees of the Company may communicate with shareholders, banks, brokerage houses, nominees and others by telephone, facsimile, or in person, to request that proxies be furnished. Officers and employees soliciting proxies will not receive any additional compensation for their services. The Company will reimburse brokers and other nominees for their reasonable out-of-pocket expenses incurred in forwarding solicitation material to beneficial owners of shares held of record by such brokers or nominees.

The proxy, if returned properly executed and not subsequently revoked, will be voted in accordance with the choices made by the Shareholders with respect to the proposals listed thereon. If no choice is made with respect to the proposals, the proxy will be voted for the election of the Board of Directors' nominees. If any other matters should be presented at the Annual Meeting, the holders of the proxies will vote on such matters in accordance with the views of a majority of the directors. Any Shareholder giving a proxy may revoke it at any time before it is exercised by filing an instrument revoking it or a duly executed proxy bearing a later date with the Secretary of the Company, or by attending the meeting and voting in person.

The Company's Annual Report for the year ended December 31, 1995, is being mailed concurrently with this Proxy Statement. Brokerage houses, custodians, nominees, and others may obtain additional copies of the Annual Report or this Proxy Statement by written request to the Company.

OUTSTANDING SHARES AND VOTING RIGHTS

The only class of the Company's equity securities outstanding is its Common Stock. Shareholders of record at the close of business on May 10, 1996 are entitled to one vote for each share of Common Stock held by them. As of April 26, 1996, there were 13,224,024 shares of common stock outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth information as of April 26, 1996, with respect to each person who is known by the Company to own beneficially 5% or more of the Company's outstanding Common Stock.


Name and                            Amount and        Percent of
Address of                           Nature of         Shares of
Beneficial                          Beneficial        Common Stock
Owner                               Ownership         Outstanding (3)
- ----------                          ----------        --------------
Sam D. Schwartz                     1,998,500(1)         14.74%
333 S. Hope St. - 43rd Floor
Los Angeles, CA 90071

Clarence Robert Zivitz                669,300(2)          4.94%
7734 Silver Bell Drive
Sarasota, FL 34241

(1) Does not include 35,000 shares owned by Rita L. Schwartz, Mr. Schwartz's wife and warrants to purchase 35,000 shares of the Company's common stock at $4.37 per share.

(2) Includes 644,300 shares owned by Mr. Zivitz and warrants to purchase 25,000 shares at an exercise price of $4.37 per share, expiring on February 5, 2001, owned by Mr. Zivitz's wife, Nancy, who is a member of the Company's Board of Directors. These warrants are subject to approval by shareholders [see "Ratification of Stock Option Program for Officers, Directors, Employees and Key Consultants"].

(3) Assumes 13,599,024 shares outstanding, including 335,000 shares issuable upon the exercise of stock options and warrants which have vested.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth information as of April 26, 1996, with respect to beneficial ownership by each director and officer, and by all directors and officers as a group. All shares shown below are owned by such beneficial owners directly unless otherwise indicated.


                              Amount and          Percent of
Name of                        Nature of          Shares of
Beneficial                     Beneficial         Common Stock
Owner                          Ownership          Outstanding (7)
- ------------------           -----------          -------------
Nancy Zivitz                 669,300(1)             4.94%
Joel W. Greenberg            260,000(2)             1.92
Melvyn Reznick               205,300(3)             1.51
Richard A. Marting            55,000(4)             0.41
William D. Savage             51,000(4)             0.38
Albert Milstein               48,000(5)             0.35
Edward R. Jacobs              30,000                0.22
Stephen A. Caswell            20,000(6)             0.15
Jerry Ballah                       --                --

All directors and
officers as a group
(9 persons)                1,338,600                 9.9%


(1) 644,300 shares are owned in the name of Mrs. Zivitz's husband, Clarence Robert Zivitz. Includes warrants to purchase 25,000 shares of the Company's common stock at an exercise price of $4.37 per share, expiring on February 5, 2001. These warrants are subject to approval by shareholders [see "Ratification of Stock Option Program for Officers, Directors, Employees and Key Consultants"]. Does not include 25,000 warrants to purchase shares of the Company's common stock at an exercise price of $4.37 per share that will vest on January 1, 1997 and expire on January 1, 2002. These warrants are subject to approval by shareholders [see "Ratification of Stock Option Program for Officers, Directors, Employees and Key Consultants"].

(2) Includes warrants to purchase 25,000 shares of the Company's common stock at an exercise price of $4.37 per share, expiring on April 5, 2001. These warrants are subject to approval by shareholders [see "Ratification of Stock Option Program for Officers, Directors, Employees and Key Consultants"].


(3) Includes warrants to purchase 150,000 shares of the Company's common stock at a price of $4.875 per share, 25,000 expiring on 2/28/2001 and 25,000 expiring on 5/31/2001 and 100,000 of which are exercisable at a price of $4.37 per share expiring on April 5, 2002. Does not include 350,000 options, 150,000 of which were issued as part of Mr. Reznick's employment contract with Incomnet [see "Employment Contract Between Melvyn Reznick and Incomnet"] and 200,000 of which were issued for services provided to the Company [see "Stock Options & Warrants - Holdings"].


(4) Includes warrants to purchase 50,000 shares at an exercise price of $8.50 per share, expiring on May 27, 1997.

(5) Includes warrants to purchase 25,000 shares of the Company's common stock at an exercise price of $4.37 per share, expiring on April 5, 2001. These warrants are subject to approval by shareholders [see "Ratification of Stock Option Program for Officers, Directors, Employees and Key Consultants"]. Does not include 25,000 warrants to purchase shares of the Company's common stock at an exercise price of $4.37 per share that will vest on January 1, 1997 and expire on January 1, 2002. These warrants are subject to approval by shareholders [see "Ratification of Stock Option Program for Officers, Directors, Employees and Key Consultants"].

(6) Does not include warrants to purchase 50,000 shares of the Company's common stock at an exercise price of $4.37 per share. These warrants are subject to performance requirements associated with the Company's 51%-owned subsidiary, Rapid Cast, Inc. and are subject to approval by shareholders [see "Ratification of Stock Option Program for Officers, Directors, Employees and Key Consultants"].

(7) Assumes 13,559,024 shares outstanding, including 335,000 shares issuable upon the exercise of stock options and warrants which have vested.


Based upon the Company's review of Forms 3, 4 and 5 and any amendments thereto furnished to the Company in compliance with Section 16 of the Securities Exchange Act of 1934, all of such Forms were filed on a timely basis by such reporting persons.

                              ELECTION OF DIRECTORS

Directors are elected by the Shareholders at each annual meeting to hold office until their respective successors are elected and qualified. Pursuant to the Bylaws of the Company, the Board of Directors consists of not less than five (4) nor more than nine (9) directors. Of the current directors listed below, no nominees were elected to the Board of Directors at the 1995 Annual Meeting of Shareholders. In November 1995, Sam D. Schwartz, Stephen A. Caswell and Rita Schwartz, who were elected to the Board of Directors at the 1995 Annual Meeting of Shareholders, resigned from the Board of Directors. In November 1995, Melvyn Reznick, Nancy Zivitz and Albert Milstein were appointed to the Board to replace Mr. Schwartz, Mrs. Schwartz and Mr. Caswell (see "Certain Relations and Related Transactions - Reconstitution of the Board of Directors"). Joel W. Greenberg, who was also elected to serve on the Board of Directors at the 1995 Annual Meeting of Shareholders, has not been nominated by the Board of Directors to stand for reelection (Renomination of Joel W. Greenberg). Mr. Greenberg has notified the Company that he may submit his own proxy statement and nominate his own slate of directors.

Voting for the election of directors may be either cumulative or non-cumulative. Under California law, cumulative voting is not permitted unless, at the Annual Meeting and prior to the voting, at least one Shareholder gives notice of his intention to cumulate his votes. If that occurs, then all the Company's Shareholders have cumulative voting rights in the election of directors. If no such notice is given, voting for directors will be non-cumulative, which means that a simple majority of the shares voting may elect all of the directors. Under cumulative voting, each Shareholder entitled to vote has the right to give one candidate a number of votes equal to the number of authorized directors multiplied by the number of votes to which his shares are entitled, or to distribute his votes on the same principle among as many candidates as he desires. Each share of Common Stock, therefore, has a number of votes equal to the number of authorized directors. Proxies may not be voted for more than four
(4) directors.

Although management of the Company expects that each of the following nominees will be available to serve as a director, in the event that any of them should become unavailable prior to the Annual Meeting, management's proxies will be voted for a nominee or nominees designated by management or will be voted for a lesser number of directors. If there are other nominees, management's proxies will be voted so as to elect the greatest number of the following nominees. Management has no reason to believe that any of its nominees, if elected, will be unavailable to serve.

The nominees for election to the Board of Directors as selected by the Board of Directors of the Company are set forth below:


                    Melvyn Reznick
                    Nancy Zivitz
                    Gerald Katell
                    Mark Richardson


The biographies of present directors and nominees, including certain additional information, are set forth below.

MELVYN REZNICK, 53, has been the President and Chief Executive Officer of Incomnet since November 1995. He has 30 years of experience in engineering, manufacturing, management, marketing, real estate and corporate development. Since 1978, he has been a partner in two real estate companies, Property Research and Management Co. and PRM Realty. Prior to entering the real estate industry, he was an engineer in the aerospace industry. He has a Bachelor of Science and a Master of Science in Mechanical Engineering from the Massachusetts Institute of Technology and is a member of the Society of Sigma Xi. He is also an active member of the National Association of Corporate Directors (NACD).

NANCY S. ZIVITZ, 47, joined the Company's Board of Directors in November 1995. From 1987 - 1991, she was Senior Vice President of City National Bank in Washington, DC where she was head of the Retail Banking Unit. From 1991 to the present, she has been involved in community service for such organizations as the Coalition of Christians and Jews and the Association of Professional Women. She has a Bachelor of Business Administration from George Washington University.


MARK RICHARDSON, 42, is the Company's corporate counsel. He specializes in corporate law, securities, corporate finance, mergers and acquisitions, contracts and other transactional work. From 1990 to June 1993, he was a partner with the law firm of Hill, Farrer & Burrill. In June 1993, he established his own practice. He received a Bachelor of Science from the School of Natural Resources at the University of Michigan in 1975 where he graduated with Phi Beta Kappa honors. He received his Juris Doctor from the University of Michigan Law School in 1978.


GERALD L. KATELL, 56, has more than 30 years of real estate development and construction experience. From 1983 - 1992, he was the President of Katell Properties, Inc., a real estate development firm specializing in business parks. In 1992, Katell Properties became a proprietorship under Mr. Katell's ownership. He has a Bachelor of Science in Civil Engineering from Massachusetts Institute of Technology and a Masters of Business Administration from Stanford University.


NOMINATION OF ALBERT MILSTEIN

Albert Milstein, who was appointed to the Board in November 1995, was nominated by the Board of Directors to stand for reelection, but declined the nomination because he told the Company that he wishes not to be involved in a proxy election contest. Mr. Milstein's resume is as follows:

ALBERT MILSTEIN, 49, joined the Company's Board of Directors in November 1995. He is a partner with the law firm of Winston & Strawn, for whom he has worked since 1972. He specializes in the representation of nursing homes and other long-term care facilities. He received his Juris Doctor from Chicago Law School in 1972 and received a Bachelor of Arts from Yeshiva University in 1969.

DECISION NOT TO RENOMINATE JOEL W. GREENBERG


On April 8, 1996, the Board of Directors of Incomnet, Inc. ("the Company") held a meeting telephonically to nominate individuals to stand for election to the Company's Board of Directors. The Board unanimously renominated Melvyn Reznick, President and Chief Executive Officer of the Company; and Nancy Zivitz and Albert Milstein, who are both present Board members. Mr. Reznick was also nominated to stand for election as the new Chairman of the Board of Directors. The Board also nominated Gerald Katell, a successful real estate executive and business leader, to serve as a member of the Board. Mr. Katell is a graduate of MIT with a Bachelor of Science and of Stanford University with a Masters Degree in Business Administration.

The attendees of the Board meeting unanimously declined to renominate Joel W. Greenberg, the present Chairman of the Board. The Board declined to renominate Mr. Greenberg because it believes that Mr. Greenberg's request for compensation in the form of cash payments and stock options are excessive in light of the compensation guidelines promulgated by the National Association of Corporate Directors ("NACD") and considering the number of stock options contemplated for other directors. Mr. Greenberg did not attend the meeting.

Mr. Greenberg, who lives in Chicago, IL, presently receives cash compensation of $24,000 per year as the Chairman of the Board. Mr. Greenberg initially requested cash compensation at the rate of $72,000 per year and was paid $6,000 in November 1995. This salary was reduced to $24,000 per year after further review. Mr. Greenberg also originally asked for options to purchase 300,000 shares of the Company's stock to vest over a period of two years, and including certain performance criteria, but reduced his request to 250,000 stock options with the same vesting period and performance criteria. Mr. Greenberg told the Board that he would find unacceptable any compensation below 250,000 stock options. He further stated that he would consider launching a proxy contest if the Board did not agree to the stock option request. Since the Company believed that the maximum it could compensate Mr. Greenberg based upon NACD guidelines was 75,000 stock options, the Board denied the request and could not renominate Mr. Greenberg to stand for reelection.

In addition, Board members were concerned that Mr. Greenberg has not yet repaid previously disclosed short-swing profits for which payment was requested by the Company on February 22, 1996 pursuant to Section 16(b) of the Securities and Exchange Act, as amended. Payment was due on April 22, 1996. On or about
May 2, 1996, the Company filed a lawsuit against Mr. Greenberg to collect the unpaid short swing profits pursuant to Section 16(b) of the Securities and Exchange Act, as amended.

Mr. Greenberg is also not expected to be reelected to the Boards of either of the Company's subsidiaries, National Telephone & Communications, Inc. and Rapid Cast, Inc.


Mr. Greenberg notified the Company an April 24, 1996 that he intends to pursue a proxy election contest in connection with the upcoming meeting.

Mr. Greenberg's resume is as follows:

JOEL W. GREENBERG, 58, is an independent investment counselor in Chicago, Illinois. Mr. Greenberg is a member of the Chicago Mercantile Exchange and the International Monetary Market. From 1987 to 1989, Mr. Greenberg was a vice president of Shearson Lehman Hutton in Chicago, Illinois. From 1985 to 1987, Mr. Greenberg was a vice president of Bear Stearns & Co., Inc. in Chicago, Illinois. Mr. Greenberg has been a director since April 1988.
Mr. Greenberg is a director of Smithfield Foods, Inc., a public company.


MEETINGS AND COMPENSATION OF BOARD OF DIRECTORS

The Board of Directors of the Company held three meetings during the year ended December 31, 1995. Each director attended all meetings for which he or she was eligible to attend. The Company does not have standing audit or nominating committees of the Board of Directors, or committees performing similar functions. The Company has a standing compensation committee. Board members are reimbursed for out-of-pocket expenses and, upon approval of Shareholders, will receive stock options as defined in the Company's proposed stock option program [see "Ratification of Stock Option Program for Officers, Directors, Employees and Key Consultants"].

                             EXECUTIVE OFFICERS

The executive officers of the Company, its National Telephone Communications, Inc. (NTC) subsidiary and their respective positions are set forth below.

Name                              Positions
- ----                              ----------
Melvyn Reznick           President and Chief Executive Officer, Incomnet

Stephen A. Caswell       Vice President and Secretary, Incomnet

Edward R. Jacobs         President and Chief Executive Officer, NTC

Jerry W. Ballah          Executive Vice President, NTC

Richard A. Marting       Vice President of Finance and Administration and Chief
                         Financial Officer, NTC

William D. Savage        Vice President of Operations, NTC

The biographies of executive officers not already included in the section on directors, including certain additional information, are set forth below.

STEPHEN A. CASWELL, 46, is Vice President of Incomnet. He joined the Company in August 1987 and has been Secretary since August 1989, and a director since April 1988. Mr. Caswell is a leading expert in electronic messaging networks. From 1982 to 1987, Mr. Caswell had his own consulting firm that specialized in designing PC-based networking systems. He has an M.A. in Communications from American University in Washington, DC and a B.A. in Philosophy from Tufts University.

EDWARD R. JACOBS, 58, is President and Chief Executive Officer of NTC. He has in excess of 20 years experience in management with Fortune 500 firms such as CCH-Computax and McDonnell Douglas. For the five prior years before joining the Company in March 1992, he managed his own investment banking firm. Prior to that, he co-founded Dataccount Corporation, one of the largest privately held computerized financial services companies in Southern California.

JERRY W. BALLAH, 56, is Executive Vice President of NTC. He joined NTC in January 1993 as Director of Marketing. From September 1991 to October 1992, he was National Marketing Director for NCN Communications, Inc, a telephone reseller in Gilbert, AZ. From February 1991 to September 1991, he was National Marketing Director for Images International, Inc. of Salem, UT. From September 1989 to February 1991, he was an independent consultant with Classic Van Conversions of Kansas City, KS.

RICHARD A. MARTING, 46, is Vice President of Finance and Administration and Chief Financial Officer of NTC. From 1991 to when he joined the Company in December 1993, he worked as Director of Finance and Administration for Under Sea Industries, Inc. From 1989 to 1990, he was Vice President of Finance & CFO of Birchwood of Los Angeles. From 1981 to 1989, he was the Chief Financial Officer of American National Corporation.

WILLIAM D. SAVAGE, 53, is Vice President of Operations. He joined NTC in February 1994 as Director of Operations. From 1991 until joining the Company, he was Vice President of Sales Administration and Customer Support for Excel Telecommunications. From 1987 to 1991, he was senior manager of Sales and Local Exchange Carrier Services for Allnet Communications. Mr. Savage has a strong background in operations and managing high level data processing.

EXECUTIVE COMPENSATION

The following tables set forth certain information concerning cash and stock option compensation paid or accrued by the Company for the years ended December 31, 1995, 1994 and 1993 to the Chief Executive Officer and to each of the five most highly compensated executives of the Company whose aggregate cash compensation, bonuses and stock option compensation exceeded $100,000. During 1995, Sam D. Schwartz, the Company's former Chairman, President and Chief Executive Officer, received cash compensation of $220,000 based upon 11 months of service. In addition, he received cash compensation of $240,000 as part of a severance agreement with the Company [see "Certain Transactions - Reconstitution of the Board of Directors"].

                               TOTAL CASH COMPENSATION


Name of
Individual                        Position                  1995         1994         1993
- -----------------        -----------------------------   ----------   ----------   ----------
Jerry W. Ballah          Executive Vice President, NTC   $360,537(1)  $335,193(1)  $120,000(2)

Edward R. Jacobs         President and Chief Executive
                         Officer, NTC                    $292,499(3)  $114,919(2)  $120,000(2)

Richard A. Marting       Vice President, Finance and
                         Administration, NTC             $134,229(3)  $102,998(2)      --

William D. Savage        Director of Operations, NTC     $134,542(3)      --           --

Stephen A. Caswell       Vice President, Incomnet         $80,000(2)  $70,000(2)   $65,000(2)

Melvyn Reznick           President and Chief Executive
                         Officer, Incomnet                $15,234(4)      --           --


(1) Includes cash bonuses of $120,537 in 1995 and $95,193 in 1994.
(2) All compensation was received as cash in the form of salary.
(3) Includes cash bonus and taxable portion of premiums on life insurance policies of $57,526 for Mr. Jacobs, $14,229 for Mr. Marting and $14,542 for Mr. Savage.
(4) Consists of cash compensation for one month of service based upon an annual salary of $182,800 per year.


                          TOTAL STOCK OPTION COMPENSATION

Name of
Individual                        Position                  1995         1994         1993
- -----------------        -----------------------------   ----------   ----------   ----------

Edward R. Jacobs         President and Chief Executive
                         Officer, NTC                    $2,343,759(1)   --          --

Stephen A. Caswell       Vice President, Incomnet          $996,599(2)   --          --

Jerry W. Ballah          Executive Vice President, NTC     $441,000(3)   --          --



(1) Consists of 150,000 stock options at $5.00 per share exercised on July 25, 1995 when the stock was priced at 20-5/8, bringing the Company $750,000. This stock was not sold at the time of exercise. The Company issued a loan to the employee associated with this transaction [see "Certain Relationships and Related Transactions - Notes Receivable from Officers"].



(2) Consists of 89,582 stock options exercised at $5.00 per share on April 4, 1995 when the stock was priced at 16-1/8, bringing the Company $447,910. This stock was not sold at the time of exercise. The Company issued a loan to the employee associated with this transaction [see "Certain Relationships and Related Transactions - Notes Receivable from Officers"].



(3) Consists of 100,00 stock options exercised at $8.50 per share on May 26, 1995 when the stock was priced at 12-29/32, bringing the Company $850,000. This stock was not sold at the time of exercise. The Company issued a loan to the employee associated with this transaction [see "Certain Relationships and Related Transactions - Notes Receivable from Officers"].


STOCK OPTIONS & WARRANTS

In August 1994, the Company authorized a stock option plan for executives, directors, key employees and key consultants that allowed 1,800,000 shares to be granted. This stock option plan was approved by shareholders at its Annual Meeting held on May 16, 1995. On February 5, 1996, the Board of Directors authorized to replace the prior stock option plan with a new plan. All stock options approved in the previous plan have either been or are expected to be returned to the Company.

Options approved under the previous plan are as follows:


Employee                Number                   Base Price          Disposition and terms
- --------                ------                   ----------          ---------------------
Edward Jacobs           1,200,000                $10.00               Still held. These options will be returned upon the adoption of a separate stock option program for National Telephone &
                                                                      Communications that is a part of a recent agreement that
                                                                      NTC will become a public corporation (see "Certain
                                                                      Relationships -- Management Incentive Agreement With
                                                                      National Telephone Communications, Inc. (NTC)"). In any
                                                                      event, these options do not vest unless and until NTC earns at least $15 million in pre-tax earnings in four continuous audited quarters by December 31, 1997.

Sam D. Schwartz         250,000                  $11.00               Returned to Company as a part of the payment of short-
                                                                      swing profits (see "Certain Relationships and Related
                                                                      Transactions -- Reconstitution of the Board of Directors.").


Joel W. Greenberg        35,000                  $10.00               Returned to the Company. Were reissued as warrants with
                                                                      an exercise price of $4.87 per share.

Rita Schwartz            35,000                  $10.00               Returned to the Company. Were reissued as warrants with
                                                                      an exercise price of $4.87 per share.

Stephen A. Caswell       25,000                  $10.00               Returned to the Company.



HOLDINGS AND GRANTS


The following stock options and warrants are held by the following directors and executives. The table does not include 1,200,000 stock options held by Edward R. Jacobs as disclosed above that the Company expects will be returned upon adoption of a separate stock option plan by National telephone & Communications, Inc. [see "Certain Relationships - Management Incentive Agreement With National Telephone Communications, Inc. (NTC)."].


                                                                                                 Potential Realizable
                                                                                                Value at Assumed Annual
                                                                                                 Rates of Stock Price
                                                         Exercise or          Date of           Appreciation for Term
Employee                   Type         Number           Base Price          Expiration           5%             10%
- --------                 -------        ------           -----------   ---------------------   --------       --------

Melvyn Reznick           options        25,000 (1)         4.87                2/28/01         $ 33,637       $ 74,330
                         options       100,000 (2)         4.37                 4/5/01          120,736        266,792
                         options        25,000 (1)         4.87                5/31/01           33,637         74,330
                         options        25,000 (1)         4.87                8/31/01           33,637         74,330
                         options        25,000 (1)         4.87               11/30/01           33,637         74,330
                         options        25,000 (2)         4.37                2/28/02           30,184         66,698
                         options        25,000 (2)         4.37                5/31/02           30,184         66,698
                         options        50,000 (3)         4.37        5 years from vesting      60,368        133,396
                         options       200,000 (1)(4)      4.87                 4/5/01          269,098        594,637
Stephen A. Caswell       options        50,000 (4)         4.37        5 years from vesting      60,368        133,396
Joel Greenberg           options        25,000             4.37                 4/5/01           30,184         66,698
Albert Millstein         options        25,000             4.37                 4/5/01           30,184         66,698
Mark Richardson          options        15,000             4.37                 4/5/01           18,110         40,018
                                        35,000             4.37                 1/1/02           42,258         93,377
Nancy Zivitz             options        25,000             4.37                 2/5/01           30,184         66,698
                                        25,000             4.37                 1/1/02           30,184         66,698
Richard A. Marting      warrants        50,000             8.50                5/27/97           66,991        140,675
William D. Savage       warrants        50,000             8.50                5/27/97           66,991        140,675




(1) These options were issued on November 30, 1995 pursuant to an employment contract between Mr. Reznick and Incomnet (see "Employment Agreement Between Melvyn Reznick and Incomnet"). All other options listed in this table were granted under the Incomnet 1996 Stock Option Plan (see "Ratification of the Stock Option Program for Officers, Directors and Key Consultants").



(2) These options were issued for service to the Company and because Mr. Reznick has signed a personal guarantee for a line of credit for the Company in the amount of $750,000. As of April 26, 1996, the Company has drawn down $515,000 on this line of credit (see "Certain Relationships and Related Transactions - Loan to Company By Melvyn Reznick".)

(3) These options do not vest until Rapid Cast, Inc. becomes a publicly-traded company. (see "Ratification of the Stock Option Program for Officers, Directors and Key Consultants").



(4) These options do not vest until Rapid Cast, Inc. achieves certain financial performance goals. (see "Ratification of the Stock Option Program for Officers, Directors and Key Consultants").


BOARD REPORT ON EXECUTIVE COMPENSATION

The Executive Compensation Committee (the "Committee") is responsible for developing the Company's executive compensation strategy . The Committee is composed of Stephen A. Caswell, Albert Milstein and Nancy Zivitz.

The Committee is charged with reviewing and approving compensation of the Company's executives each year. The Committee's recommendations are implemented and administered by management. Recommendations of base salary are based upon the performance of the individual. In 1995, the Company signed an employment contract with Melvyn Reznick, the President of Incomnet (see " Employment Agreement Between Melvyn Reznick and Incomnet"). The Company has one other employment contracts with an employee, Edward R. Jacobs, which was signed in 1994. Because Mr. Milstein and Ms. Zivitz joined the Board in November 1995, the Compensation Committee did not negotiate the contract with Mr. Reznick.

In addition to base salaries, the Committee recommends the grant of restricted stock warrants as a means of rewarding performance and providing incentives for future performance and, in 1994, approved an incentive stock option program for officers, directors, employees, and key outside consultants (see "Stock Option Program for Officers, Directors, Employees and Key Consultants"). Warrants were granted in 1995 to two executives and outside directors for future performance.

The Chief Executive Officer of the Company is Melvyn Reznick. The chart on Company's stock performance (see "Company Performance") shows a graph of the cumulative total return of the Company's stock January 1988.

Submitted by the Compensation Committee

Stephen A. Caswell
Albert Milstein

Nancy Zivitz



                                COMPANY PERFORMANCE

The following graph shows a seven year comparison of cumulative total returns for the Company's common stock, the NASDAQ Composite Stock Index and the NASDAQ Telecommunications Stock ("NASDAQ-Telecom") index. The comparison shows the percentage increase of the indices as of the end of each quarter from December 31, 1987 through December 31, 1994, with each index beginning with a value of 100. The total cumulative return on investment (percentage change in the year end stock price plus reinvested dividends) for each of the periods for the Company's common stock, the NASDAQ Composite Index and the NASDAQ-Telecom index is based on the stock price or composite index at the end of 1987.

                 Dec 87  Mar 88  Jun 88  Sep 88  Dec 88  Mar 89  Jun 89  Sep 89  Dec 89  Mar 90  Jun 90  Sep 90   Dec 90
NASDAQ             100    113.9   121.1   120.3   118.7   127.5   137.4   149.6   143.9     139   148.2   111.3    122.2
NASDAQ Telecom     100    108.2   121.9   137.3   147.8   178.9   218.4   239.7   232.9     195   211.9   146.2    156.9
Incomnet           100      200     200   333.3   433.3     500     500     600   566.7   486.7   355.7     300    286.7


                 Mar 91  Jun 91  Sep 91  Dec 91  Mar 92  Jun 92  Sep 92  Dec 92   Mar 93  Jun 93  Sep 93  Dec 93   Mar 94
NASDAQ           158.7    156.9   175.1   198.1   202.2   188.3   195.9     228    232.3   238.7   256.5   260.2    249.5
NASDAQ Telecom   187.1    183.5   207.4   215.5   221.6   220.2     226   265.9    295.5   339.4   399.6   409.8    353.4
Incomnet           300    533.3   533.3    1267    1433    1257    1357    1767     1500    2267    1967    2100     2267

                 Jun 94  Sep 94  Dec 94  Mar 95  Jun 95  Sep 95  Dec 95
NASDAQ           237.5    257.5   254.6     284   324.6     384   366.3
NASDAQ Telecom   339.4    370.3   339.5     353   373.3   425.1   405.3
Incomnet          3257     3800    4857    4800    5000    3587    1533


EMPLOYMENT AGREEMENT BETWEEN MELVYN REZNICK AND INCOMNET

On November 30, 1995, the Company entered into a two year Employment Agreement with Melvyn Reznick pursuant to which Mr. Reznick became the President and a director of the Company. Mr. Reznick is also a director of RCI. Pursuant to the Employment Agreement, Mr. Reznick is paid an annual salary of $175,000 and has been granted stock options to purchase 300,000 shares of the Company's common stock at an exercise price of $4.87 per share for a period of five years from the date of vesting. The stock options vest according to the following schedule: 25,000 options on February 28, 1996, 25,000 on May 31, 1996, 25,000 on August 31, 1996, 25,000 on November 30, 1996, 100,000 upon RCI earning cumulative net profits in four or less consecutive fiscal quarters of $1.5 million before taxes and before the Company's acquisition amortization relating to RCI, and 100,000 upon RCI earning cumulative net profits in four or less consecutive fiscal quarters of $2 million before taxes and before the Company's acquisition amortization relating to RCI. The vesting of the 200,000 options, which are based on the financial performance of RCI, may accelerate upon a sale, spin-off or similar transaction relating to RCI. The Company has agreed to indemnify Mr. Reznick to the extent that indemnification of officers and directors is permitted under California law.

RATIFICATION OF STOCK OPTION PROGRAM FOR OFFICERS, DIRECTORS, EMPLOYEES AND KEY CONSULTANTS

At the 1995 Annual Meeting of Shareholders held on May 16, 1995, the shareholders approved Stock Option Program for Officers, Directors, Employees and Key Consultants ("Option Plan") that was adopted by the Company's Board of Directors on August 29, 1994. The Board of Directors has adopted a new plan that will replace the previous plan. The Board proposes to terminate the Stock Option Program for Officers, Directors, Employees and Key Consultants adopted on May 16, 1995 and to adopt a new Stock Option Program for Officers, Directors, Employees and Key Consultants. The new plan is as follows:


                                 INCOMNET, INC.
                                STOCK OPTION PLAN
             FOR DIRECTORS AND EMPLOYEES OF AND KEY CONSULTANTS TO

                                 INCOMNET, INC.
                              AND ITS SUBSIDIARIES

     1. PURPOSE. The purpose of this Stock Option Plan is to promote the interests of Incomnet, Inc. ("Company") and its shareholders by enabling it to offer stock options to better attract, retain, and reward directors and employees of and key consultants to the Company, its present subsidiaries, National Telephone Communications, Inc. and Rapid Cast, Inc. and any other future subsidiaries that may qualify under the terms of this Plan. The goal is to strengthen the mutuality of interests between those persons and the shareholders of the Company by providing those persons with a proprietary interest in pursuing the Company's long-term growth and financial success.

     2. DEFINITIONS. For purposes of this Plan, the following terms shall have the meanings set forth below.

          (a)  "Board" means the Board of Directors of Incomnet, Inc.

          (b) "Code" means the Internal Revenue Code of 1986, as amended. Reference to any specific section of the Code shall be deemed to be a reference to any successor provision of the Code.

          (c) "Committee" means the administrative committee of this Plan that is provided in Section 1 below.

          (d) "Common Stock" means the common stock of the Company or any security issued in substitution, exchange, or in lieu thereof.

          (e) "Company" means Incomnet, Inc., a California corporation, or any successor corporation. Except where the context indicates otherwise, the term "Company" shall include its Parent and Subsidiaries.

          (f) "Director" means any person who serves as a member of the Board of Directors of Incomnet, Inc. "Outside Director" means any person who serves as a member of the Board of Directors of Incomnet, Inc. and is not a full-time employee of Incomnet, Inc. or its subsidiaries.

          (g) "Disabled" means permanent and total disability, as defined in Code Section 22(e)(3).


          (h) "Employee" means any person who is employed by Incomnet, Inc. or its subsidiaries on a full or part-time basis, so that they have income taxes withheld and are eligible to participate in employee benefits programs.

          (i)  "Exchange Act" means the Securities Exchange Act of 1934.

          (j)  "Fair Market Value" per share means, on any given date:

               (i) The last sale price of the Common Stock on the National Association of Securities Dealers Automated Quotation National Market System ("NMS") or in case no such reported sale takes place, the average of the closing bid and ask prices on such date; or

               (ii) If not quoted on the NMS, the average of the closing bid and ask prices of the Common Stock on the National Association of Securities Dealers Automated Quotation System ("NASDAQ") or any comparable system.

          (k) "Incentive Stock Option" means an option to purchase shares of Common Stock that is intended to be an incentive stock option within the meaning of Section 422 of the Code.

          (l)  "Insider" means a person who is subject to the provisions of
     Section 16 of the Exchange Act.

          (m) "Key Consultant" means a person who is engaged by Incomnet, Inc. or its Subsidiaries as a non-employee to perform tasks on a contractual basis over a sufficient period of time that he or she satisfies the eligibility criteria set forth by the Securities and Exchange Commission for a non-employee to participate in a registered stock option plan.

          (n) "Non-Qualified Stock Option" means any option to purchase shares of Common Stock that is not an Incentive Stock Option.

          (o) "Officer" is an employee of Incomnet, Inc. or its Subsidiaries who is granted the authority to commit the corporation to binding agreements and to function as one of the executives of Incomnet or its Subsidiaries.

          (p) "Option" means an Incentive Stock Option or a Non-Qualified Stock Option.

          (q) "Parent" shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of the corporations (other than the Company) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, as determined in accordance with the rules of Section 424(e) of the Code.


          (r)  "Participant" means a person who has been granted an Option.

          (s) "Plan" means this Incomnet, Inc. Stock Option Plan for Directors and Employees of and Key Consultants to Incomnet, Inc. and its Subsidiaries, as it may be amended from time to time.

          (t) "Severance" means, with respect to a Participant, the termination of the Participant's provision of services to the Company as an employee or director, whether by reason of death, disability, or any other reason. A Participant who is on a leave of absence that exceeds ninety
     (90) days will be considered to have incurred a Severance on the ninety-first (91st) day of the leave of absence, unless the Participant's rights to reemployment or reappointment are guaranteed by statute or contract.

          (u) "Subsidiary" means any corporation or entity in which the Company, directly or indirectly, controls fifty percent (50%) or more of the total voting power of all classes of its stock having voting power, as determined in accordance with the rules of Code Section 424(f).

          (v) "Ten Percent Shareholder" means any person who owns (after taking into account the constructive ownership rules of Section 424(d) of the Code) more than ten percent (10%) of the stock of the Company.

     3.   ADMINISTRATION.

          (a) This Plan shall be administered by a Committee appointed by the Board. The Board may remove members from, or add members to, the Committee at any time.

          (b) The Committee shall be composed of the members of the Compensation Committee of the Company's Board of Directors and any other members that the Board of Directors sees fit to appoint. Because the members of the Committee may not meet the requirements as "Disinterested Persons" within the meaning of Rule 16(b) promulgated under the Exchange Act, all stock option awards to officers of the Company, whether incentive or non-qualified options, will be defined within a formula as set forth under Rule 16(b)-3(c)(2)(ii), or the Committee will be reconstituted with different members in order to satisfy the requirement for "Disinterested Persons" to approve all stock option awards which are not based on a formula, as required by Rule 16(b)-3(c)(2)(i).

          (c) The Committee may conduct its meetings in person or by telephone. A majority of the members of the Committee shall constitute a quorum, and any action shall constitute action of the Committee if it is authorized by:

               (i)  A majority of the members present at any meeting; or

               (ii) The unanimous consent of all of the members in writing without a meeting.

          (d) The Committee is authorized to interpret this Plan and to adopt rules and procedures relating to the administration of this Plan. All actions of the Committee in connection with the interpretation and administration of this Plan shall be binding upon all parties.

          (e) The Committee may designate persons other than members of the Committee to carry out its responsibilities under such conditions and limitations as it may prescribe, except that the Committee may not delegate its authority with regard to the granting of Options to Insiders.

          (f) Subject to the limitations of Section 13 below, the Committee is expressly authorized to make such modifications to this Plan as are necessary to effectuate the intent of this Plan as a result of any changes in the tax, accounting, or securities laws treatment of Participants and the Plan.

     4.   DURATION OF PLAN.

          (a) This Plan shall be effective as of February 5, 1996, the date of its adoption by the Board, provided this Plan is approved by the majority of the Company's shareholders, in accordance with the provisions of Code
     Section 422, on or prior to twelve (12) months after its adoption. In the event that this Plan is not so approved, this Plan shall terminate and any Options granted under this Plan to an Insider shall be void and have no further effect if the issuance of those Options would result in Section 16(b) liability to the Insider.

          (b) This Plan shall terminate on February 5, 2006, except with respect to Options then outstanding.

     5.   NUMBER OF SHARES.

          (a) The aggregate number of shares of Common Stock which may be issued pursuant to this Plan shall be one million three hundred thousand (1,300,000). This aggregate number may be adjusted from time to time as set forth in Section 13 of this Plan.

          (b) Upon the expiration or termination of an outstanding Option which shall not have been exercised in full, any shares of Common Stock remaining unissued shall again become available for the granting of additional Options.

     6. ELIGIBILITY. Persons eligible for Options under this Plan shall be limited to the directors and employees of and key consultants to Incomnet, Inc. and its Subsidiaries.

     7. FORM OF OPTIONS. Options granted under this Plan may be Incentive Stock Options or Non-Qualified Stock Options. Options shall be subject to the following terms and conditions:

          (a) Options may be granted under this Plan on such terms and in such form as the Committee may approve, which conditions shall not be inconsistent with the provisions of this Plan.

          (b) The exercise price per share of Common Stock purchasable under an Option shall be set forth in the Option. The exercise price of an option, determined on the date of the grant, shall be no less than:

               (i) One hundred ten percent (110%) of the Fair Market Value of the Common Stock in the case of a Ten Percent Shareholder; or

               (ii) One hundred percent (100%) of the Fair Market Value of the
                    Common Stock in the case of any other employee.

          (c) An Option shall be exercisable at such time or times and be subject to such terms and conditions as may be set forth in the Option.

          (d) The Committee may modify an existing Option, including the right to:

               (i)  Accelerate the right to exercise it;

               (ii) Extend or renew it; or

              (iii) Cancel it and issue a new Option.

          (e) No modification may be made pursuant to Paragraph (d) above to an Option that would impair the rights of the Participant holding the Option without his or her consent.

               (i) Whether a modification of an existing Incentive Stock Option will be treated as the issuance of a new Incentive Stock Option will be determined in accordance with the rules of
                    Section 424(h) of the Code.

               (ii) Whether a modification of an existing Option will require shareholder approval will be determined in accordance with Rule 16(b)-3.

          (f) The aggregate Fair Market Value (determined as of the date of grant) of the number of shares of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year shall not exceed one hundred thousand dollars ($100,000) or such other limit as may be required by Code Section 422. Should anyone exercise Incentive Stock Options that exceed this limit, such options will be treated as non-qualified stock options for tax purposes.

     8.   ISSUANCE OF OPTIONS.

          (a) The following Incentive Stock Options are hereby granted to the persons and on the terms and conditions set forth in the following table and its footnotes:



NAME OF GRANTEE             NUMBER OF     DATE OF      VESTING          EXERCISE    EXPIRATION
                             OPTIONS      GRANTS      SCHEDULE            PRICE        DATE
Joel Greenberg               25,000       2/5/96      25,000:    4/5/96    $4.37(1)     3/5/2001

Melvyn Reznick              500,000     11/30/95      25,000:   2/28/96*   $4.87(2)    2/28/2001
                                          2/5/96     100,000:    4/5/96*   $4.37(1)     4/5/2001
                                        11/30/95      25,000:   5/31/96*   $4.87(2)    5/31/2001
                                        11/30/95      25,000:   8/31/96*   $4.87(2)    8/31/2001
                                        11/30/95      25,000:  11/30/96*   $4.87(2)   11/30/2001
                                          2/5/96      25,000:   2/28/97*   $4.37(1)    2/28/2002
                                          2/5/96      25,000:   5/31/97*   $4.37(1)    5/31/2002
                                          2/5/96      50,000:         (4)  $4.37(1)          (4)
                                        11/30/95     100,000:         (3)  $4.87(2)          (3)
                                        11/30/95     100,000:         (3)  $4.87(2)          (3)
Nancy Zivitz                 50,000       2/5/96      25,000:    2/5/96    $4.37(1)     2/5/2001
                                                      25,000:    1/1/97                 1/1/2002
Albert Milstein              25,000       2/5/96      25,000:    4/5/96    $4.37(1)     3/5/2001

Stephen A. Caswell           50,000       2/5/96      25,000:        (3)                     (3)
                                                      25,000:        (3)                     (3)
Mark Richardson              50,000       2/5/96      15,000:    4/5/96    $4.37(1)     3/5/2001
                                                      35,000:    1/1/97                 1/1/2002


  * See footnote 2, subparagraphs (a) and (b) for circumstances under which the vesting of these options may accelerate.

(1) The exercise price is equal to the last sale price of the stock on the over-the-counter NASDAQ Small Capital Market on the date of the issuance of the options. Each stock option will confer upon the holder the right to purchase one share of the Company's common stock for a price of $4.37 per share at any time from the vesting date to the expiration date.

(2) The exercise price is equal to the last sale price of the stock on the over-the-counter NASDAQ Small Capital Market on the date of the issuance of the options. These stock options were granted to Melvyn Reznick on November 30, 1995 pursuant to his Employment Agreement and confer upon the holder the right to purchase one share of the Company's common stock for a price of $4.87 per share at any time from the vesting date to the expiration date.

(3) These Options are exercisable for a period of five years after the Options vest (and thereby become exercisable) as described below. The Options granted to the grantee will vest and thereby become exercisable according to the following schedule, provided that in order for the Options to vest in each case, grantee must, at the time of scheduled vesting, be providing services to the Company as an officer or director, and in the case of Melvyn Reznick, his Employment Agreement must not have been terminated other than as described in Section 15 of said Agreement: 100,000 Options in the case of Mr. Reznick and 25,000 Options in the case of Mr. Caswell, upon Rapid Cast, Inc. ("RCI") earning cumulative net profits in four or less consecutive fiscal quarters (commencing on October 1, 1996) aggregating $1.5 million before taxes and before the Company's acquisition amortization relating to RCI, and 100,000 Options in the case of Mr. Reznick and 25,000 Options in the case of Mr. Caswell, upon RCI earning cumulative net profits in four or less consecutive fiscal quarters aggregating $2 million before taxes and before the Company's acquisition amortization relating to RCI; provided, however, that (a) in the case of Mr. Reznick, all nonvested Options which do not depend on the financial performance of RCI shall immediately become vested and thereby exercisable upon the sale or spin-off of 51% or more of the outstanding capital stock or assets of the Company other than RCI assets, or the merger of the Company, so long as such transaction is specifically authorized by the Company's Board of Directors and, if required by law, the Company's shareholders; and (b) in the case of Mr. Reznick, to the extent that less than 51% of the outstanding capital stock or assets of the Company other than RCI assets are sold or spun-off, a pro rata portion of the unvested Options, not including those Options where vesting depends on the financial performance of RCI, shall immediately become vested (beginning with Options scheduled to be vested on November 30, 1996 and progressing from that date to earlier vesting dates on a sequential basis) equal to a ratio, the numerator of which is the percentage of outstanding capital stock or assets of the Company sold or spun-off, and the denominator of which is 51%; and (c) in the case of Mr. Reznick and Mr. Caswell, if the Company sells or spins-off 100% of its ownership of RCI, then all of their nonvested Options where vesting depends on the financial performance of RCI will immediately become vested and thereby exercisable, and to the extent that less than 100% of the Company's ownership of RCI is sold or spun-off, a pro rata portion of the nonvested Options which depend on the financial performance of RCI shall immediately become vested (beginning with those tied to $1.5 million in net profits and progressing to those tied to $2.0 million in net profits) equal to a ratio, the numerator of which is the percentage of the Company's ownership of RCI which is sold or spun-off, and the denominator of which is 100% of the Company's ownership of RCI. Options which vest because of the occurrence of a transaction will vest at least 30 days prior to the record date for shareholders to be deemed to own their shares for the purpose of the transaction to enable the holders of the stock Options to exercise them prior to said record date. Once Mr. Caswell ceases to be an officer or director, or Mr. Reznick's Employment Agreement is terminated otherwise than as described in Section 15 of said agreement respectively, then in each respective case, their nonvested Options will automatically and immediately be cancelled and be of no further force or effect. Mr. Reznick's Options are otherwise subject to his Employment Agreement with the Company, dated as of November 27, 1995, as amended on February 5, 1996.

(4) These Options vest when the registration statement for RCI's initial public offering becomes effective with the Securities and Exchange Commission, and expire five years thereafter.

          (b) The terms and conditions of any other Options granted pursuant to this Plan, and whether or not said Options will be Incentive Stock Options or Non-Qualified Stock Options, will be determined by the Committee and the full Board of Directors, in compliance with Rule 16(b)-3(c)(2)(i) or Rule 16(b)-3(c)(2)(ii) - Disinterested Administration.


          (c) The provisions in Section 8 may not be amended more than once every six months, other than to comply with changes in relevant federal statutes as specified in Rule 16(b)-3(c)(2)(i) - Disinterested Administration.

     9.   VESTING REQUIREMENT AND PERFORMANCE THRESHOLD.

     The vesting requirements, performance thresholds and other terms and conditions of additional Options which may be granted under this Plan from time to time, if any, will be determined and approved by the Committee and the full Board of Directors and, if required, (i) the Committee will be composed of "Disinterested Persons" as required by Rule 16(b)-3(c)(2)(i), or the option awards will be based on a formula as required by Rule 16(b)-3(c)(2)(ii); provided, that in all cases unvested Options will automatically expire and be cancelled on the date of the Severance of an Employee or Insider who holds such Options.

     10.  TERMINATION OF OPTIONS.

          (a) Except to the extent the terms of an Option require its prior termination, each Option shall terminate on the earliest of the following dates.

               (i) The date which is ten (10) years from the date on which the Option is granted or five (5) years from the date of grant in the case of an Incentive Stock Option granted to a Ten Percent Shareholder.

               (ii) If the Participant was Disabled at the time of Severance, the date of the Severance of the Participant to whom the Option was granted, with respect to unvested Options, and the date which is one (1) year from the date of the Severance, with respect to vested Options.

              (iii) The date of Severance of the Participant to whom the
                    Option was granted, with respect to unvested Options, and the date which is one (1) year from the date of the Severance of the Participant to whom the Option was granted, with respect to vested Options, if his or her death occurs:

                    A.   While he or she is employed by the Company; or

                    B. Within three (3) months following his or her Severance with respect to vested Options.

               (iv) In the case of any Severance other than one described in
                    Subparagraphs (ii) or (iii) above, the date of the Participant's Severance, with respect to unvested Options, and the date that is three (3) months from the date of the Participant's Severance, with respect to vested Options.


     11.  NONTRANSFERABILITY OF OPTIONS.

          (a) During the lifetime of the Participant, each Option is exercisable only by the Participant.

          (b) No Option under this Plan shall be assignable or transferable, except by will or the laws of descent and distribution.

     12.  ADJUSTMENTS.

          (a) In the event of any change in the capitalization of the Company affecting its Common Stock (e.g., a stock split, reverse stock split, stock dividend, combination, recapitalization, or reclassification), the Committee shall authorize such adjustments as it may deem appropriate with respect to:

               (i) The aggregate number of shares of Common Stock for which Options may be granted under this Plan;

               (ii) The number of shares of Common Stock covered by each
                    outstanding Option; and

              (iii) The exercise price per share in respect of each
                    outstanding Option.

          (b) The Committee may also make such adjustments in the event of a spin-off or other distribution (other than normal cash dividends) of Company assets to shareholders.

     13. AMENDMENT AND TERMINATION. The Board may at any time amend or terminate this Plan. The Board may not, however, without the approval of the majority-in-interest of the shareholders of the Company, amend the provisions of this Plan regarding:

          (a) The class of individuals entitled to receive Incentive Stock Options.

          (b) The aggregate number of shares of Common Stock that may be issued under the Plan, except as provided in Section 12 of this Plan.

          (c) To the extent necessary to comply with Rule 16(b)-3 under the Exchange Act, the Board may not make any amendment without approval of the majority-in-interest of the shareholders of the Company that would:

               (i) Materially increase the aggregate number of shares of Common Stock which may be issued to Insiders (except for adjustments under Section 12 of this Plan);

               (ii) Materially modify the requirements as to the eligibility of
                    Insiders to participate; or

              (iii) Materially increase the benefits accruing to Insiders under this Plan.

     14.  TAX WITHHOLDING.

          (a) The Company shall have the right to take such actions as may be necessary to satisfy its tax withholding obligations relating to the operation of this Plan.

          (b) If Common Stock is used to satisfy the Company's tax withholding obligations, the stock shall be valued based on its Fair Market Value when the tax withholding is required to be made.

     15.  NO ADDITIONAL RIGHTS.

          (a) The existence of this Plan and the Options granted hereunder shall not affect or restrict in any way the power of the Company to undertake any corporate action otherwise permitted under applicable law.

          (b) Neither the adoption of this Plan nor the granting of any Option shall confer upon any Participant the right to continue performing services for the Company, nor shall it interfere in any way with the right of the Company to terminate the services of any Participant at any time, with or without cause.

          (c) No Participant shall have any rights as a shareholder with respect to any shares covered by an Option until the date a certificate for such shares has been issued to the Participant following the exercise of the Option.

     16.  SECURITIES LAW RESTRICTIONS.

          (a) No shares of Common Stock shall be issued under this Plan unless the Committee shall be satisfied that the issuance will be in compliance with applicable federal and state securities laws.

          (b) The Committee may require certain investment or other representations and undertakings by the Participant (or other person acquiring the right to exercise the Option by reason of the death of the Participant) in order to comply with applicable law.

          (c) Certificates for shares of Common Stock delivered under this Plan may be subject to such restrictions as the Committee may deem advisable. The Committee may cause a legend to be placed on the certificates to refer to these restrictions.

     17. INDEMNIFICATION. To the maximum extent permitted by law, the Company shall indemnify each member of the Board and of the Committee, as well as any other Employee of or Key Consultant to the Company with duties under this Plan, against expenses (including any amount paid in settlement) reasonably incurred by him or her in connection with any claims against him or her by reason of the performance of his or her duties under this Plan, unless the losses are due to the individual's gross negligence or lack of good faith.

     18. GOVERNING LAW. This Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of California.


               INCOMNET, INC.
               a California Corporation

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE APPROVAL OF THE OPTION PLAN.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


LOAN TO COMPANY BY MELVYN REZNICK

On February 2, 1996, Melvyn Reznick, the Company's President, Chief Executive Officer and a director, arranged for a line of credit under his personal guarantee to be made available to the Company in the amount up to $750,000 from a bank in Los Angeles, CA. The line of credit may be expanded to $1,000,000 in the future. When the line is drawn, the loans are made to Mr. Reznick and Mr. Reznick subsequently advances the funds to the Company on the same terms and conditions. As of April 26, 1996, the line of credit has been drawn down by $515,000. The proceeds of the line of credit are being used to make the Company's pro rata share of a short term $1,000,000 advance made to Rapid Cast, Inc, by its shareholders to finance the manufacture and shipment of FastCast-TM- LenSystem machines to customers to fill orders. The advance is expected to be repaid upon completion of a private or public equity financing of Rapid Cast, Inc. in 1996, or within one year of the advance, whichever occurs first. In addition to repayment of the advance with monthly interest at the rate of 10% per annum, the Company is being issued warrants to purchase 510,000 shares of Rapid Cast, Inc. at a price of $2.25 per share, exercisable at any time during the next seven years.

RETURN OF SHORT SWING PROFITS BY JOEL W. GREENBERG

On February 29, 1996, the Company delivered a written demand to Joel
Greenberg, the Chairman of the Board of Directors, to pay short swing profits of $46,500 to the Company pursuant to Section 16(b) of the Exchange Act. The Company expected the short swing profits to be paid on or before April 22, 1996. As of April 26, 1996, Mr. Greenberg has not paid the short swing profits to the Company. As a result, the Company intends to file a lawsuit against Mr. Greenberg seeking the return of these profits. On or about May 2, 1996, the Company fiiled a lawsuit against Mr. Greenberg to collect the unpaid short swing profits pursuant to Section 16(b) of the Securities and Exchange Act, as amended.


MANAGEMENT INCENTIVE AGREEMENT WITH NATIONAL TELEPHONE COMMUNICATIONS, INC.
  (NTC)

On February 6, 1996, the Company entered into an agreement with its 100 percent-owned subsidiary, National Telephone & Communications, Inc. NTC pursuant to which it agreed to permit NTC to do a public underwriting of its common stock in the future.

The underwriting would be implemented if NTC receives a firm commitment from a reputable regional or national investment banking firm. The Company also agreed to create three stock option plans for the management, employees and independent sales representatives of NTC. The exercise price of all options issued under such plans will be the higher of $5.00 per share or the fair market appraisal value of NTC shares as of the date of the grant of the options. The options will be granted and become exercisable only if NTC becomes a public reporting company and its stock is publicly traded. The options will be granted pursuant to a stock option plan meeting the requirements of Section 16(b)(3) of the Securities Exchange Act of 1934, as amended, and the plans will be registered on Form S-8 under the Securities Act of 1933, as amended.

Pursuant to one plan, up to 15% of NTC's outstanding shares, after taking into account the issuance of all shares pursuant to all three plans, will be reserved for issuance pursuant to options granted to key independent sales representatives of NTC. The options under this plan will vest as follows: one-third when NTC achieves gross revenues in excess of $30 million in any calendar quarter prior to January 1, 1997, and the remaining two-thirds only if NTC achieves (a) revenues in excess of $115 million in any calendar quarter ending prior to January 1, 1998, or (b) revenues in excess of $600 million in calendar year 1998. If neither threshold is achieved but revenues for calendar year 1998 exceed $300 million, then the remaining two-thirds of the options will vest according to the following schedule: 60% of the remaining options, if $500,000 million of revenues are achieved in 1998, 30% of the remaining options, if $400 million in revenues are achieved in 1998, and 10% of the remaining options, if $300 million in revenues are achieved in 1998. The Board of Directors will determine the grantees of the stock options under this plan.

Pursuant to the second plan, up to 10% of NTC's outstanding shares, after taking into account the issuance of all shares pursuant to all three plans, will be reserved for issuance to two senior executive officers and a key consultant of NTC. The options issued to the two senior executive officers will be fully vested on the date of grant (i.e. the date NTC's stock first becomes publicly traded), while one-third of the options to be granted to the key consultant will vest immediately upon grant, and two-thirds of such options will vest in accordance with a schedule to be determined by NTC's Board of Directors.

Pursuant to the third plan, up to 10% of NTC's outstanding shares, taking into account the issuance of all shares pursuant to all three plans, will be reserved for issuance to current and future executive officers, employees and key consultants of NTC. The options, once granted, will vest one-third based on the time of service and two-thirds only if NTC achieves a total of $10 million in pre-tax profits in any four consecutive calendar quarters prior to January 1, 1998. Only 25% of the options eligible for grant under this third plan may be issued to the senior executive officers and consultant who are the beneficiaries of the second stock option plan. The Board of Directors of NTC will determine the grantees of the stock options under this plan.

Upon the creation of the three plans and issuance of options to Ed Jacobs and Jerry Ballah, Mr. Jacobs will waive his rights to the remaining outstanding warrants and options to purchase the Company's common stock which are provided for in Mr. Jacobs' Employment Agreement and adopted by shareholders at the 1996 Annual Meeting of Shareholders as "Stock Option Program For Officers, Directors, Employees and Key Consultants." See the Company's Proxy Statement for its 1996 Annual Meeting of Shareholders, filed with the Securities and Exchange Commission on or about April 30, 1996.

The agreement with NTC also provides that upon NTC becoming a publicly traded company, it will add four new independent outside directors to the existing Board, which currently consists of three individuals. Initially, the Company will have the right to select two of the new independent directors and NTC will have the right to select the other two. After NTC's initial public offering, the NTC Board of Directors will select future nominees for the NTC Board. The independent directors will constitute the Audit and Compensation Committees of NTC's Board of Directors. Until NTC becomes publicly traded, the NTC Board will remain as currently constituted and certain transactions will require the unanimous consent of the NTC Board members, including the terms of any public offering of NTC's stock. The NTC Board currently consists of Edward Jacobs, Jerry Ballah and Joel W. Greenberg, the Company's designee. Upon election of its slate of directors at the Annual Meeting to be held on June 12, 1996, the Company anticipates that the new Board would name a designee other that Joel W. greenberg to serve on the Board of NTC, The Company has agreed to vote its shareholdings in NTC for the NTC management slate of nominees. The timing and terms of any public offering of NTC's stock is not known at this time, and there is no assurance regarding when or if NTC will do its initial public offering.

NOTES RECEIVABLE FROM OFFICERS

Notes receivable from officers and shareholders arise from aggregate loans of $1,072,240 made to three officers in connection with the exercise of their options to purchase the Company's common stock. Two of the notes bear interest at the rate of 5.65% and the third note is non-interest bearing. All three notes are due on demand and are partially secured by the stock acquired upon the exercise of the options. For one of the officer loans, the Company agreed to look only to the shares held by the officer as a source of loan repayment. Accordingly, a reserve of $208,800 was provided in the fourth quarter of 1995, representing the difference between the market value of the shares held by the officer, and the amount of the loan.


In addition, Rapid Cast, Inc. ("RCI") has a receivable of approximately $542,000 due from companies controlled by Larry Joel, the President of Rapid Cast, Inc., who is also a shareholder of Incomnet and a founding stockholder of RCI. The receivable relates to the purchase of RCI's optical lens manufacturing equipment.


RECONSTITUTION OF THE BOARD OF DIRECTORS

On October 26, 1995, the NASDAQ Listing Qualification Committee determined that it was inadvisable to continue the Company's listing on the Small Capital Market, but also advised that the termination was delayed for a period of 45 days pending a review by the NASDAQ Hearing Review Committee. The Board of Directors of Incomnet requested a reconsideration by the Qualifications Committee of its determination and immediately took action to address the concerns raised by the Qualifications Committee as follows:

     (a) On November 15, 1995, the Board reconstituted itself with several changes. Rita L. Schwartz and Stephen A. Caswell resigned from the Board and Sam
D. Schwartz resigned as Chairman of the Board. Melvyn Reznick, Nancy Zivitz and Albert Milstein were appointed to the Board and Joel W. Greenberg was named Chairman of the Board. Rita L. Schwartz served on the Company's Board from January 1988 until November 1995 and, for her service to the Company, holds stock warrants to purchase 35,000 shares of the Company's common stock. These warrants were originally written with an exercise price of $10, but were changed to an exercise price of $4.87 by the Company's present Board of Directors because of Mrs. Schwartz's eight years of service to the Board. The warrants expire on May 29, 1997.

     (b) On November 15, 1995, the Board of Directors established a policy that all Board members and senior officers must receive permission before purchasing stock in the Company. The Board has established a compliance committee to 1) review requests of senior officers to buy stock in the Company, 2) review contracts with outside consultants and 3) set up procedures for communications with the general public.

     (c) On November 30, 1995, Sam D. Schwartz resigned as President and Chief Executive Officer of Incomnet and Melvyn Reznick was appointed as President and Chief Executive Officer. On November 30, 1995, the Company entered into a Severance Agreement with Mr. Schwartz pursuant to his resignation. Under the terms of the Severance Agreement, the Company agreed to pay Mr. Schwartz severance compensation of $20,000 per month for a twelve month period, and to indemnify him to the extent generally available to officers and directors of companies under California law. Under the Severance Agreement, the Company is reviewing the tender of short-swing profits made by Mr. Schwartz to the Company on August 18, 1995 and September 1, 1995 pursuant to Section 16(b) of the Securities Exchange Act of 1934, as amended. Mr. Schwartz holds stock options to purchase 250,000 shares of the Company's stock at $11.00 per share subject to a performance option under which NTC must generate $15 million in pre-tax profits during any four consecutive quarters up to December 31, 1997 for the shares to be vested. These options have been returned to the Company as part of the tender of short-swing profits made by Mr. Schwartz to the Company on August 18,1995 and September 1, 1995.

In December 1995, the Company was notified by the NASDAQ Listing Qualification Committee that after further consideration, the steps taken by the Company were satisfactory and that the Company's stock would remain listed on the NASDAQ Small Capital Market.

ACQUISITION OF RAPID CAST, INC.

ACQUISITION - On February 8, 1995, the Company acquired 10,200,000 shares representing 51% of the outstanding common stock of Rapid Cast, Inc. ("RCI"), a private corporation headquartered in Louisville, Kentucky, for $15,000,000 cash paid to RCI, 750,000 shares of the Company's common stock issued to RCI's current stockholders ("Founding Stockholders"), and an additional 750,000 shares of the Company's common stock that could be earned by RCI's Founding Stockholders based upon the earnings of RCI during its first four full fiscal quarters. On June 30, 1995 the Company's purchase agreement for RCI was amended to provide for the immediate issuance of 600,000 shares of the Company's common stock to the Founding Shareholders in lieu of their right to potentially earn up to 750,000 shares. See "Acquisition of Rapid Cast, Inc.- Certain Transactions." As part of the acquisition, the Company agreed that after the end of the fiscal quarter in which RCI achieves cumulative pre-tax earnings of $1,250,000, provided such earnings are achieved during the first four quarters after the acquisition, it will spin off ("Spin Off") RCI as a public company by registering RCI's shares with the Securities and Exchange Commission and by providing to the Company's shareholders a dividend of a minimum of 25% of the common stock of RCI now owned by the Company. In such event, RCI agreed to take all reasonable steps in order to permit public trading of the Spin

Off shares. RCI did not achieve the cumulative pre-tax earnings threshold in its first three fiscal quarters after the acquisition, which would have required the Company to implement the Spin-Off.

RCI has used $14,000,000 of the funds it received to acquire all of the outstanding capital stock of Q2100, Inc. ("Q2100"), a company that owns a proprietary technology for manufacturing single focal and bifocal eyeglass lenses ("Lensystem"), as well as 15 fully assembled and 66 partially assembled production line machines which incorporate this technology and which are suitable for installation in retail optical stores. The system is named the FastCast-TM- LenSystem. Q2100 was previously owned by Pearle, Inc. ("Pearle"), which entered into a stock purchase agreement for the sale of 100% of Q2100 to RCI on October 28, 1994. The purchase price payable by RCI under the stock purchase agreement with Pearle was $15,000,000 in cash (less certain expenses), of which $1,000,000 was paid by RCI on October 28, 1994 as a deposit, and the balance of $14,000,000 was paid on the closing of the acquisition on February 8, 1995 from the proceeds of its stock issuance to the Company. As part of the agreement, Pearle has assumed or discharged all liabilities of Q2100 prior to the acquisition closing. As part of the agreement, RCI has also agreed that after the acquisition it will make the technology available to Pearle and its affiliates on a most favored nation basis. RCI is using the remaining $1,000,000 from the issuance of its stock to the Company to fund its operations.

FINANCING OF ACQUISITION - In order to pay the purchase price of the stock of RCI, the Company provided $5,000,000 in cash and financed the balance by a private placement of securities consisting of 10 Units. Each Unit consisted of one convertible Note issued by the Company and one Warrant to purchase 100,000 shares of RCI common stock. Each Note was in the principal amount of $1,000,000 or fraction thereof, matured on January 31, 1996, and accrued interest at the rate of 8% per annum. Interest was payable quarterly and at maturity or upon conversion. Purchasers of seven of the Units, who are affiliates of RCI or shareholders of the Company, waived interest accruals on the Notes included in their Units.

On June 30, 1995, units representing $9,350,000 of the notes were converted at a rate of $10 per share into 935,000 shares of the Company's common stock. An additional $150,000 of the notes were converted at the rate of $10 per share into 15,000 shares at the Company's common stock in July 1995. In January
1995, the remaining Note for $500,000 was repaid in full. The Company is obligated to register the shares of its common stock issued upon the conversion of the Notes which were not otherwise sold by those shareholders in transactions under Regulation S in 1995. See footnote 11 to the Company's consolidated financial statements. The Company is in the process of registering under the Securities Act of 1933, as amended, the remaining 122,500 shares held by the original Noteholders. In addition, in order to settle potential claims by certain of those shareholders and the one Noteholder who did not convert his
Note into Shares, which could have been asserted because of the Company's failure to register the underlying shares in 1995 as it had agreed, the Company agreed to (i) issue and register 31,000 additional shares of common stock and convey a Warrant to purchase 5,000 shares of RCI common stock to the Noteholder who did not convert his shares, (ii) issue sufficient additional shares to said prior Noteholder, if necessary, to ensure that on the effective date of the registration of these shares, the prior Noteholder has $155,000 worth of the Company's common stock, including the 31,000 shares, based on the average closing market price of the Company's stock on the five trading days immediately following the effective date of the registration statement, and (iii) to issue to the holders of 32,500 shares who did convert their Notes, sufficient additional shares of the Company's common stock, if necessary, to ensure that they have an aggregate of $390,000 worth of the Company's stock on the effective date of the registration statement, based on the average closing market price of the Company's stock on the five trading days immediately preceding the effective date of the registration statement. See "Item 3. Legal Proceedings - Claims By Prior Noteholders."

The Warrants to purchase shares of RCI common stock are exercisable commencing with the 35th business day (the "Start Date") on which securities of RCI are first traded publicly, provided that the Start Date must occur on or before December 31, 1998. The exercise price of the Warrants will be equal to 50% of the average of the last reported sales price during the first 30 business days after the Start Date. Securities of RCI will become publicly traded only if RCI is spun off as a public corporation as anticipated under the terms of the acquisition, or if RCI in its discretion determines to consummate a public offering of its securities. The Warrants will expire 180 days after the date, if any, on which they first become exercisable.

RCI will make such filings under the securities laws as are required to effectuate the Spin Off. In addition, prior to the Spin Off (or the date on which a Spin Off would have been required were shares of RCI not traded publicly already), RCI will file a registration statement on Form S-1 for the public sale of the shares issuable on exercise of the Warrants (the "RCI Registration Statement"). RCI will use reasonable efforts to cause the RCI Registration Statement to become effective simultaneously with the Spin Off, and to cause the RCI Registration Statement to remain effective for not less than two years following initial effectiveness except for periods during which the prospectus included in the RCI Registration Statement is required to be amended or supplemented. The registration will be accompanied by blue sky clearances in New York, New Jersey and in up to five additional states selected by RCI. RCI will pay all expenses of such registration other than underwriting discounts or the fees of personal counsel to the Warrant Holders. RCI will supply to Warrant Holders a reasonable number of copies of all registration materials and prospectuses.

REGISTRATION RIGHTS - RCI has granted to the Company the right to demand registration at RCI's cost of all of the Company's RCI shares which have not been included in the Spin Off. The Company may demand this right only after RCI's securities are publicly traded (whether as a result of the Spin Off or otherwise) and only as to one-third of these shares in each of 1996, 1997 and 1998 on a cumulative basis. RCI has also granted to the Company piggyback registration rights with respect to these shares after RCI's securities are publicly traded.

RIGHT TO DESIGNATE DIRECTORS - The Company has the right to elect two of RCI's five directors until the Spin Off, and one of RCI's five directors after the Spin Off. Melvyn Reznick and Joel W. Greenberg are the Company's two designees on the Board of RCI.

CERTAIN TRANSACTIONS - The current stockholders of RCI (the "Founding Stockholders")other than the Company consist of persons related to Broad Capital Associates, Inc. (the "Broad Group") who own 3,266,666 shares of RCI common stock, and Larry Joel, Robert Cohen and persons related to them (the "CRJ Group") who own 6,533,334 of RCI common stock. The Founding Stockholders acquired these shares at a purchase price of approximately $.03 per share. The Founding Stockholders and their affiliates as of December 31, 1994 loaned approximately $1,348,982 to RCI, which amounts, together with any additional loans which are thereafter made by them, will be payable July 31, 1996, together with interest at 7% per annum. RCI may determine to prepay this indebtedness, whether from the proceeds of the placement of the Units or otherwise. However, until RCI's revenues from continuing operations aggregate at least $1,000,000 in any three consecutive months, RCI may repay these loans only if the lenders receiving repayment furnish or guaranty equivalent lines of credit for the period until RCI achieves at least $1,000,000 in aggregate revenues over a period of three consecutive months.

As part of the purchase price for the acquisition of 10,200,000 shares of RCI common stock by the Company, the Company issued 750,000 shares of its common stock to the Founding Stockholders on February 8, 1995. The Company also agreed to issue to the Founding Stockholders a maximum of 750,000 additional shares of the Company's common stock depending on RCI's pre-tax earnings during the first four full fiscal quarters after the acquisition closing, which occurred on February 8, 1995. On June 30, 1995, the Company renegotiated the terms of the Agreement and issued to RCI's Founding Stockholders 600,000 unregistered shares of its common stock in lieu of the maximum of 750,000 shares that were to be issued based upon performance factors. The Company made this issuance because, in its opinion, it believed that it was likely that RCI would meet its performance requirements and, hence, attempted to reduce the potential dilution of the Company's stock by 150,000 shares. Based on RCI's actual performance during its first three fiscal quarters, no additional shares would have been issued to the Founding Stockholders.

The exact number of additional shares of the Company's common stock which would have been issuable to the Founding Stockholders under the original terms of the acquisition agreement was to be calculated on the last day of each of RCI's first and fourth fiscal quarters following the acquisition closing as follows:
(i) for the first quarter, by multiplying $7.5 million by a fraction, the numerator of which was the net pre-tax earnings generated by RCI during such first full fiscal quarter, and the denominator of which is $4.5 million, and
(ii) for the first four full fiscal quarters, by multiplying $7.5 million by a fraction, the numerator of which was the aggregate net pre-tax earnings generated by RCI during such four full fiscal quarters less the net pre-tax earnings generated by RCI in the first full quarter, and the denominator of which was $4.5 million. The products determined in (i) and (ii) above were then to be divided by $12.50 per share to determine the number of additional shares issuable to the Founding Stockholders, provided, that if any time during the first four full fiscal quarters after February 8, 1995, RCI earned more than $5.5 million in net pre-tax earnings, the value of each additional share for calculation purposes would have been $10.00 rather than $12.50. No additional shares will be issued.

RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

The Board of Directors, subject to Shareholder approval, has selected Stonefield Josephson LLP as the Company's independent auditors for the year ending December 31, 1996. Stonefield Josephson was also the Company's independent auditors for the years ended December 31, 1995, 1994 and 1993.
A representative of the accounting firm is expected to be present at the Annual Meeting, and will have an opportunity to make a statement, if desired, and will be available to respond to appropriate questions.



The approval of Stonefield Josephson LLP as the independent auditors requires the affirmative vote of a majority of votes entitled to be cast by those present in person or represented by proxy at the meeting.



The Board of Directors recommends that the shareholders vote FOR this proposal.


PROPOSALS BY SHAREHOLDERS

Proposals of Shareholders intended to be presented at the 1996 Annual Meeting must be received at the principal offices of the Company, 21031 Ventura Boulevard, Suite 1100, Woodland Hills, California 91364, on or before December 31, 1995, in order to be included in the Proxy Statement relating to the next succeeding Annual Meeting of Shareholders. Shareholder proposals must comply with the applicable rules and regulations of the Securities and Exchange Commission relating to such inclusion.

If the date of the 1996 Annual Meeting of Shareholders is subsequently changed to a date other than May 10, 1996, the Company will notify Shareholders of the new meeting date and the new date by which Shareholder proposals must be received.

OTHER MATTERS WHICH MAY COME BEFORE THE MEETING

While the Board of Directors has no reason to believe that any other matters will come before the 1995 Annual Meeting of Shareholders, the proxies will be voted as to such matters in accordance with the best judgment of the persons authorized therein.

                              By Order of the Board of Directors





__________________________________________
Stephen A. Caswell
Secretary


May 2, 1996
Woodland Hills, California



ACCOMPANYING THIS PROXY STATEMENT IS A COPY OF THE COMPANY'S ANNUAL REPORT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION.

                                 PROXY CARD
                               Incomnet, Inc.
                             21031 Ventura Blvd.
                            Woodland Hills, CA 91364


  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF INCOMNET, INC.

   The undersigned hereby appoints Melvyn Reznick and Stephen A. Caswell as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated below, all shares of Common Stock of Incomnet, Inc., held of record by the undersigned on May 10, 1996 at the Annual Meeting of Shareholders to be held on June 14, 1996 at 10:00 am Pacific Time, or any adjournment thereof, at the Marriott Hotel, 28159 Oxnard St., Woodland Hills, CA.


1.  ELECTION OF DIRECTORS

    ___ FOR all nominees listed below (except as marked to the contrary below)

    ___ WITHHOLD AUTHORITY to vote for all nominees listed below

(INSTRUCTION: To withhold authority to vote for any individual nominee, mark the box next to the nominee's name below:

   ___ Melvyn Reznick  ___ Nancy Zivitz  ___ Mark Richardson  ___ Gerald Katell

2. RATIFICATION OF STOCK OPTION PROGRAM FOR OFFICERS, DIRECTORS, EMPLOYEES AND KEY CONSULTANTS

                    ___ FOR the proposed Stock Option Plan

                    ___ AGAINST the proposed Stock Option Plan

   At the 1995 Annual Meeting of Shareholders held on May 16, 1995, the shareholders approved the Stock Option Program for Officers, Directors on August 29, 1994. The Board of Directors has adopted a new plan that will replace the previous plan. The Board proposes to terminate the Stock Option Program for Officers, Directors, Employees and Key Consultants adopted on May 16, 1995 and to adopt a new Stock Option Program for Officers, Directors, Employees and Key Consultants.

   The purpose of this Stock Option Plan is to promote the interests of Incomnet, Inc. ("Company") and its shareholders by enabling it to offer stock options to better attract, retain, and reward directors and employees of and key consultants to the Company, its present subsidiaries, National Telephone Communications, Inc. and Rapid Cast, Inc. and any other future subsidiaries that may qualify under the terms of this Plan. The goal is to strengthen the mutuality of interests between those persons and the shareholders of the Company by providing those persons with a proprietary interest in pursuing the Company's long-term growth and financial success.


   The new plan authorizes 1,300,000 shares of common stock that is available for distribution. Of these available shares, 725,000 are scheduled to be issued to directors and officers of the Company during the next two years. Of these 725,000 scheduled shares, 125,000 are issued subject to performance requirements that the Company's Rapid Cast, Inc. (RCI) subsidiary generates cumulative net profits in four or less consecutive fiscal quarters aggregating $1.5 million in net profit before taxes and before the Company's acquisition amortization relating to RCI, and 125,000 options are issued subject to performance requirements that the Company's Rapid Cast, Inc. (RCI) subsidiary generates cumulative net profits in four or less consecutive fiscal quarters aggregating $2 million before taxes and before the Company's acquisition amortization relating to RCI. The remaining 445,000 options are vested over a period of two years, with $310,000 options vesting in 1996 and 135,000 options vesting in 1997. The exercise of price of these options is between $4.37 per share and $4.87 per share.

3.  RATIFICATION OF STONEFIELD JOSEPHSON AS THE COMPANY'S INDEPENDENT AUDITORS

    ___ FOR Stonefield Josephson as the Company's Independent Auditors

    ___ AGAINST Stonefield Josephson as the Company's Independent Auditors

   INSTRUCTION: To vote FOR or AGAINST the proposal, mark the appropriate box. For a more detailed description plan, see "Ratification of Stock Option Program for Officers, Directors, Employees and Key Consultants" in the Company's Proxy Statement that accompanied this ballot.

   This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, the proxy will be voted FOR proposals 1 and 2. Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Dated: ______________, 1996


___________________________
signature


___________________________
signature if held jointly